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                                                                      EXHIBIT 12


                       RATIO OF EARNINGS TO FIXED CHARGES

                              THOUSANDS OF DOLLARS

                                                                                      FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                                                                      ------------------------------------
                                                                              1997        1998        1999        2000        2001
                                                                              ----        ----        ----        ----        ----
Fixed charges:
    Interest expense                                                       $  30,749   $  22,992   $  29,326   $  34,255   $  55,387
    Interest component of rent expense                                        17,268      17,445      18,049      18,746      22,956
                                                                           ---------   ---------   ---------   ---------   ---------
          Total fixed charges                                              $  48,017   $  40,437   $  47,375   $  53,001   $  78,343
                                                                           =========================================================

Earnings (loss) before taxes and cumulative effect of accounting change    $ 254,330   $ 292,437   $ 281,597   $ 140,624   $  98,633
                                                                           =========================================================

Earnings (loss) + fixed charges                                            $ 302,347   $ 332,874   $ 328,972   $ 193,625   $ 176,976

Ratio of earnings (loss) to fixed charges                                        6.3         8.2         6.9         3.7         2.3
        (earnings (loss) + fixed charges) / fixed charges


                                                                               THREE MONTHS ENDED MAY 31,
                                                                               --------------------------
                                                                                  2000         2001
                                                                                  ----         ----
Fixed charges:
    Interest expense                                                            $ 10,775   $   13,436
    Interest component of rent expense                                             5,739        5,171
                                                                                --------   ----------
          Total fixed charges                                                   $ 16,514   $   18,607
                                                                               ======================
                                                                                $ 60,544   $ (128,565)

Earnings (loss) before taxes and cumulative effect of accounting change         $ 60,544   $ (128,565)
                                                                               ======================

Earnings (loss) + fixed charges                                                 $ 77,058   $ (109,958)

Ratio of earnings (loss) to fixed charges                                            4.7           -
        (earnings (loss) + fixed charges) / fixed charges